Exhibit 99

Oct. 21, 2018

RICHARD PARSONS STEPS DOWN FROM CBS CORPORATION BOARD OF DIRECTORS

STRAUSS ZELNICK ELECTED NEW INTERIM CHAIRMAN OF THE BOARD

Richard Parsons has resigned from the CBS Corporation Board of Directors, including his position as Interim Chairman of the Board, the Company announced today.

“The reason for my departure relates to the state of my health,” said Parsons. “As some of you know, when I agreed to join the board and serve as the interim chair, I was already dealing with a serious health challenge – multiple myeloma – but I felt that the situation was manageable. Unfortunately, unanticipated complications have created additional new challenges, and my doctors have advised that cutting back on my current commitments is essential to my overall recovery. I trust CBS’ distinguished Board, now led by Strauss Zelnick, as well as CBS’ strong management team led by Joe Ianniello, will continue to successfully guide this Company into its very bright future.”

Effective immediately, Strauss Zelnick will assume Parsons’ position as Interim Chairman of the Board, CBS Corporation. The appointment follows a unanimous decision this evening by the CBS Board.

Strauss Zelnick is a widely respected media industry leader who has held management roles in all forms of entertainment, including recorded music at BMG Entertainment, motion pictures and television programming at 20th Century Fox and international television distribution at Columbia Pictures. In 2001 he founded the media-focused private equity firm ZMC (Zelnick Media Capital), and he currently serves as Chief Executive Officer and Chairman of the Board of Directors of Take-Two Interactive Software, Inc., one of the world’s largest interactive entertainment companies.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most-recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, local TV, film, and interactive and socially responsible media. CBS’ businesses include CBS

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CBS Corporation...2

Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Network Ten Australia, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Consumer Products, CBS Home Entertainment, CBS Interactive, CBS Films, Showtime Networks, CBS Sports Network, Pop (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS EcoMedia, and CBS Experiences. For more information, go to www.cbscorporation.com.

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Press Contact:

Dana McClintock	212-975-1077	dlmcclintock@cbs.com